SCHEDULE 14A
(Rule 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No.    )

Filed by the Registrant    ☒
Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

Catalina Marketing Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

NOTICE OF ANNUAL MEETING
to be held on
July 25, 2002

NOTICE IS HEREBY GIVEN that the Annual Meeting of the Stockholders of CATALINA MARKETING CORPORATION, a Delaware corporation (herein called the “Company”), will be held at the offices of the Company, 200 Carillon Parkway, St. Petersburg, FL 33716 on July 25, 2002 at 8:30 AM (the “Annual Meeting”) for the following purposes:

1.	To elect two Class II Directors;

2.
To approve an amendment to the Company’s 1999 Stock Option Plan to increase by 4,700,000 the number of shares of the Company’s Common Stock available under the 1999 Stock Option Plan for the grant of options and the issuance of shares upon exercise thereof;

3.	To approve the adoption of the Company’s 2002 Director Stock Grant Plan;

4.	To ratify and approve the Company’s independent public accountants for fiscal 2003; and

5.	To consider and act upon any other matters which may properly come before the Annual Meeting and any adjournment thereof.

In accordance with the provisions of the Company’s Bylaws, the Board of Directors has fixed the close of business on May 30, 2002 as the record date for the determination of the holders of Common Stock entitled to notice of and to vote at the Annual Meeting.

A list of stockholders entitled to vote at the Annual Meeting will be open for examination by any stockholder for any purpose germane to the meeting during ordinary business hours for a period of 10 days prior to the Annual Meeting at the offices of the Company, 200 Carillon Parkway, St. Petersburg, Florida 33716, and will also be available for examination at the Annual Meeting until its adjournment.

Your attention is directed to the accompanying Proxy Statement. We invite all stockholders to attend the Annual Meeting. To ensure that your shares will be voted at the Annual Meeting, please complete, date and sign the enclosed proxy and return it promptly in the enclosed envelope. If you attend the Annual Meeting, you may vote in person, even though you have sent in your proxy.

By Order of the Board of Directors,
Daniel D. Granger
Chairman of the Board and
Chief Executive Officer

IMPORTANT: Whether or not you plan to attend the meeting, you are requested to complete and promptly return the enclosed proxy in the envelope provided.

St. Petersburg, Florida
June 21, 2002

PROXY STATEMENT
CATALINA MARKETING CORPORATION
200 Carillon Parkway
St. Petersburg, Florida 33716

ANNUAL MEETING OF STOCKHOLDERS
to be held on
JULY 25, 2002

SOLICITATION AND REVOCATION OF PROXIES

The enclosed proxy is solicited by and on behalf of the Board of Directors of CATALINA MARKETING CORPORATION, a Delaware corporation (the “Company”), for use at the Company’s 2002 Annual Meeting of Stockholders to be held on July 25, 2002 at 8:30 AM at the Company’s offices at 200 Carillon Parkway, St. Petersburg, Florida and at any and all adjournments or postponements thereof (the “Annual Meeting”), for the purposes set forth in the accompanying Notice of Annual Meeting. Any stockholder has the power to revoke his or her proxy at any time before it is voted. A proxy may be revoked by delivering written notice of revocation to the Company at its principal office, 200 Carillon Parkway, St. Petersburg, FL, 33716, Attention: Corporate Secretary, or by executing a subsequent proxy and presenting it at the meeting. A proxy may also be revoked by the person who executed the proxy attending the Annual Meeting and voting in person. In addition to this solicitation, officers, directors and regular employees of the Company, who will receive no additional compensation for their services, may solicit proxies by mail or personal calls. The Company may, but does not currently plan to, engage a proxy solicitation firm in connection with the solicitation of proxies. The expense of any such engagement is not expected to exceed $10,000. All costs of solicitation will be borne by the Company. The Company has requested brokers and nominees who hold stock in their name to furnish this proxy material to their customers and the Company will reimburse such brokers and nominees for their related out-of-pocket expenses. This Proxy Statement of the Company will be mailed on or about June 21, 2002 to each stockholder of record as of the close of business on May 30, 2002.

VOTING AT THE MEETING

The Company had 54,997,857 shares of Common Stock, par value $.01 per share (the “Common Stock”), outstanding as of May 30, 2002. Holders of record of shares of Common Stock at the close of business on May 30, 2002 will be entitled to notice of and to vote at the Annual Meeting and will be entitled to one vote for each such share so held of record. Holders of a majority of the outstanding shares, if present in person or represented by proxy, will constitute a quorum at the Annual Meeting. Abstentions and “broker non-votes” (which occur if a broker or other nominee does not have discretionary authority and has not received voting instructions from the beneficial owner with respect to the particular item) are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Directors will be elected by a plurality vote of the shares present in person or by proxy at the Annual Meeting and entitled to vote. Accordingly, abstentions and broker non-votes will not have an effect on the outcome of the election of directors. In all matters of which the Company is aware, other than the election of directors, the affirmative vote of the majority of shares present in person or by proxy at the Annual Meeting and entitled to vote thereon is required. For such proposals, abstentions are counted for purposes of calculating shares entitled to vote but are not counted as shares voting and therefore have the effect of a vote against each such proposal. Also, for these proposals, broker non-votes are not counted as shares present at the meeting and entitled to vote and therefore have no effect.

NOMINATION AND ELECTION OF DIRECTORS

(PROPOSAL 1)

The persons named in the enclosed proxy will vote for the two nominees named below under “Nominees for Directors” as the two Class II Directors, unless instructed otherwise in the proxy. The persons receiving the greatest number of votes, up to the number of directors to be elected, shall be the persons elected as Class II Directors. Each Class II Director is to hold office until the 2005 Annual Meeting of Stockholders or until his or her respective successor is duly qualified and elected.

The names and certain information concerning the persons to be nominated to become directors by the Board of Directors at the Annual Meeting are set forth below. YOUR BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES NAMED BELOW UNDER “NOMINEES FOR DIRECTORS.” Although each of the persons nominated has consented to serve as a director if elected and your Board of Directors has no reason to believe that either of the nominees will be unable to serve as a director, if either nominee withdraws or otherwise becomes unavailable to serve, the persons named as proxies will vote for any substitute nominee designated by the Board of Directors. The following information regarding the Company’s directors (including the nominees) and executive officers is relevant to your consideration of the slate proposed by your Board of Directors.

Directors, Executive Officers and Other Significant Employees

The directors and nominees for director of the Company and executive officers and other significant employees of the Company as of the date of this Proxy Statement are as follows:

Daniel D. Granger	53	Chairman of the Board, President, Chief Executive Officer and Director
Michael G. Bechtol	45	President of Catalina Marketing Services–Manufacturer and International, and member of the Office of the President
David M. Diamond	43	Chief Vision Officer, President of Catalina Marketing Emerging Businesses and member of the Office of the President
Susan M. Klug	42	President of Catalina Marketing Services–Retailer and Direct Mail, and member of the Office of the President
Michael T. McClorey	42	Chief Executive Officer of Health Resource Publishing Company, President of Health Services Marketing, and member of the Office of the President
Patricia A. Melanson	46	President of Catalina Marketing Corporation Operations and member of the Office of the President
Christopher W. Wolf	40	Senior Vice President and Chief Financial Officer
Frank H. Barker	71	Director
Frederick W. Beinecke	59	Director
Patrick W. Collins	73	Director
Evelyn V. Follit	55	Director
Anne MacDonald	46	Director
Thomas W. Smith	74	Director
Michael B. Wilson	65	Director

The Board of Directors is divided into three classes, with each class holding office for staggered three year terms. The terms of Class I Directors Frank H. Barker and Patrick W. Collins expire in 2004, the terms of Class II Directors Frederick W. Beinecke, Evelyn V. Follit and Thomas W. Smith expire in 2002 and the terms of Class III Directors Daniel D. Granger, Anne MacDonald and Michael B. Wilson expire in 2003. All executive officers of the Company are chosen by the Board of Directors and serve at the Board’s discretion. No family relationships exist between any of the officers or directors of the Company. Mr. Smith has notified the Company of his decision not to stand for re-election as director of the Company effective at the Annual Meeting. Accordingly, the number of authorized directors in the Company’s Bylaws will be reduced to seven from eight, and proxies cannot be voted for a greater number of persons than the number of nominees named.

On March 15, 2000, the Company loaned Mr. Bechtol $1.1 million for relocation purposes. This loan was satisfied in full by Mr. Bechtol in June, 2001. On October 13, 2000, the Company loaned an additional $75,000 to Mr. Bechtol to provide certain benefits, of which the entire amount is outstanding. The $75,000 loan is due and payable on October 13, 2010 and began accruing interest on October 13, 2000 at 6.4 percent per annum.

On June 11, 1999, the Company loaned Mr. Granger $60,000 to provide certain benefits, of which the entire amount is outstanding. The loan is due and payable on June 11, 2009 and began accruing interest on June 11, 1999 at 5.71 percent per annum.

Beginning on April 6, 2001, the Company made periodic loans to Mr. Diamond in the aggregate amount equal to $123,550 to provide certain benefits. The loans were satisfied in full, including interest, by Mr. Diamond on May 15, 2002.

In July of 2001, the Company made a tender offer for all of the outstanding stock of its indirect subsidiary SuperMarkets Online, Inc. not owned by it or Supermarkets Online Holdings, Inc. Pursuant to the tender offer, Mr. Diamond sold 42,985 shares of Supermarkets Online, Inc. to the Company at a price equal to $2.01 per share.

Attendance at Meetings and Board Committees

During the fiscal year ended March 31, 2002, the Board of Directors held a total of four meetings. Each member of the Board of Directors, excluding Patrick W. Collins, attended at least 75% of the meetings of the Board and of the committees of which he or she was a member.

The standing committees of the Board of Directors are the Compensation Committee, the Director Grant Plan Committee, the Audit Committee, the Finance Committee and the Nominating Committee.

The Compensation Committee, which met on eight occasions in fiscal year 2002, is responsible for (i) reviewing and recommending to the Board of Directors an integrated compensation and incentive program for all levels of management; (ii) reviewing, approving and recommending to the Board of Directors other employee compensation plans; and, (iii) reviewing and approving compensation plans for members of the Board of Directors. In addition, the Compensation Committee is responsible for: (a) granting options to purchase the Company’s Common Stock pursuant to the Company’s 1999 Stock Option Plan; (b) determining the number of shares subject to options granted and the exercise price per share; and (c) administering such plan pursuant to its terms. Also, the Compensation Committee has full and exclusive discretionary authority to (1) construe, interpret and apply the terms of the Company’s Employee Payroll Deduction Stock Purchase Plan; (2) determine eligibility and adjudicate all disputed claims under such Plan; and (3) administer such Plan in accordance with its terms. The Compensation Committee consists of Frederick W. Beinecke as chairman, Patrick W. Collins, Michael B. Wilson and Anne MacDonald.

The Director Grant Plan Committee, which did not meet in fiscal year 2002, is responsible for administering the 1992 Director Stock Grant Plan pursuant to its terms. Subject to approval by the stockholders of the 2002

Director Stock Grant Plan at the Annual Meeting, the Director Grant Plan Committee will be responsible for administering the 2002 Director Stock Grant Plan. The Director Grant Plan Committee consists of Daniel D. Granger as chairman and Frederick W. Beinecke.

The Audit Committee, which met on five occasions in fiscal year 2002, is responsible for: (i) reviewing the Company’s financial results and the scope and results of audits; (ii) evaluating the Company’s system of internal controls and meeting with independent auditors and appropriate Company financial and auditing personnel concerning the Company’s system of internal controls; (iii) recommending to the Board of Directors the appointment of the independent auditors; and (iv) evaluating the Company’s financial reporting activities and the accounting standards and principles followed. The Audit Committee consists of Evelyn V. Follit as chairperson, Thomas W. Smith, Frank H. Barker and Anne MacDonald. The Audit Committee’s functions are detailed in a written Audit Committee Charter adopted by the Board of Directors.

The Finance Committee, which met on six occasions in fiscal year 2002, is responsible for: (i) reviewing and evaluating management’s development of long-term business objectives; (ii) overseeing the investment of the Company’s and its subsidiaries’ assets and reviewing and monitoring the Company’s investment policy; (iii) evaluating the financial impact of designated acquisitions and divestitures; and (iv) reviewing and recommending policies concerning other corporate finance matters, including appropriate capitalization, the establishment of capital structure guidelines and the uses of short and long-term debt and equity financing. The Finance Committee consists of Thomas W. Smith as chairman, Frederick W. Beinecke, Evelyn V. Follit and Frank H. Barker.

The Nominating Committee, which met on one occasion in fiscal year 2002, is responsible for recommending qualified candidates for election as directors of the Company, including the slate of directors which the Board of Directors proposes for election by stockholders at each annual meeting, and for making recommendations to the Board of Directors concerning the structure and membership of the committees of the Board of Directors. In carrying out its functions in regard to Board membership, the Committee will consider nominees recommended by stockholders upon written submission of pertinent data to the attention of the Corporate Secretary. Such data should include complete information as to the identity of the proposed nominee, including name, address, present and prior business and/or professional affiliations, education and experience, particular field or fields of expertise, and the reasons why, in the opinion of the recommending stockholder, the proposed nominee is qualified and suited to be a director of the Company as well as what particular contribution to the success of the Company such person could be expected to make. The Nominating Committee consists of Frank H. Barker as chairman, Frederick W. Beinecke and Daniel D. Granger.

Nominees for Directors

The following two persons will be placed in nomination for election to the Board of Directors as Class II Directors. The shares represented by the proxy cards returned will be voted FOR the election of these nominees unless otherwise stated in the proxy.

Frederick W. Beinecke was elected as a director of the Company in January 1993 and also served as a director of the Company from 1985 until January 1990. He has been the President of Antaeus Enterprises, Inc. (a venture capital and marketable securities investment company) since 1982. Mr. Beinecke is also a director of several private companies.

Evelyn V. Follit was elected as a director of the Company in February 2000. From October 1997 to present, Ms. Follit has been employed by the RadioShack Corporation as the Senior Vice President and Chief Information Officer. From October 1996 to March 1997, Ms. Follit was the Vice President of Operations/Engineering for ACNielsen, and from October 1984 to September 1996, she held various positions at Dun & Bradstreet.

Other Directors, Executive Officers and Significant Employees

Daniel D. Granger became Chairman of the Board of Directors of the Company in July 2000 and President and Chief Executive Officer of the Company in July 1998, and has served as a director of the Company since April 1998. Prior to becoming President and Chief Executive Officer, Mr. Granger served as the Company’s President and Chief Operating Officer from April 1998 to July 1998 and as President of Catalina Marketing Services from January 1996 until April 1998. He also served as Executive Vice President, Sales of the Company from October 1995 until January 1996. Prior to October 1995, Mr. Granger had been employed with the Company for eight years, serving as Chief Executive Officer and President of Catalina Electronic Clearing Services, then an operating unit of the Company. Mr. Granger is also a director of Deluxe Corporation, a check printing company.

Michael G. Bechtol has served as President, Catalina Marketing Services–Manufacturer and International, an operating unit of the Company, since January 2002 and as a member of the Office of the President, since February 2000. Prior to his appointment as President of Catalina Marketing Services–Manufacturer and International, he served as President of Catalina Marketing Services Worldwide from February 2000 to January 2002 and Executive Vice President and President of Catalina Marketing Services from October 1998 to February 2000. Prior to that, Mr. Bechtol was the Executive Vice President, Retail of Catalina Marketing Services, from April 1998 until October 1998. Mr. Bechtol has been employed by the Company in various capacities since 1986.

David M. Diamond has served as President of Catalina Marketing Emerging Businesses, an operating unit of the Company, and as a member of the Office of the President, since February 2000 and as Chief Vision Officer of the Company since October 1998. Mr. Diamond had previously served as Executive Vice President of the Company from October 1998 to February 2000 and as Executive Vice President, Marketing and New Applications of Catalina Marketing Services, from January 1997 to October 1998. Prior to joining the Company, Mr. Diamond was a marketing consultant from 1993 to 1996, served as President and Chief Executive Officer of Lamaze Publishing Company from 1991 to 1992, and was Senior Vice President of New Products with ActMedia from 1988 to 1991.

Susan M. Klug has served as President, Catalina Marketing Services–Retailer and Direct Mail, an operating unit of the Company, since January 2002 and as a member of the Office of the President since April 2000. Prior to her appointment as President, Catalina Marketing Services–Retailer and Direct Mail, she served as Chief Marketing Officer and President, Catalina Marketing Solutions since April 2000. Prior to joining the Company, Ms. Klug served as Senior Vice President, Sales and Marketing for Albertsons/Lucky Stores from February 1998 to February 2000, and as Senior Vice President, Sales and Marketing for The Vons Company from October 1994 to October 1997. Ms. Klug worked for the Company in various roles in sales and marketing from May 1989 to October 1994.

Michael T. McClorey has served as President of Health Services Marketing, an operating unit of the Company, and as a member of the Office of the President since February 2000 and as Chief Executive Officer of Health Resource Publishing Company, a subsidiary of the Company, since April 1995. Mr. McClorey also served as President of Health Resource Publishing Company from April 1995 to February 2002. Mr. McClorey joined the Company in 1986 and has served in a variety of sales and retail management positions for the Company, most recently as a senior vice president. Mr. McClorey is also a director of MemberWorks, a leader in developing innovative membership programs for consumers.

Patricia A. Melanson has served as President of Catalina Marketing Corporation Operations, an operating unit of the Company, and as a member of the Office of the President since January 2002. Prior to that, Ms. Melanson was the Executive Vice President of Business Development from June 2001 until January 2002, Executive Vice President and Chief Technology Officer from April 2000 until June 2001, Executive Vice President of Client Operations and Information Technology from August 1998 until April 2000, Senior Vice President of Client Operations from January 1997 until August 1998 and Vice President of Client Services from August 1995 until January 1997. Ms. Melanson joined the Company in 1987 and has served in a variety of management positions for the Company.

Christopher W. Wolf was promoted to Senior Vice President and Chief Financial Officer effective June 28, 2002. Prior to that, he served as Vice President of Finance from April 2000 to June 2002 and as Treasurer from July 1998 to June 2002. Mr. Wolf joined the Company in 1996 and has served in a variety of management positions for the Company. Prior to joining the Company, Mr. Wolf was employed by Arthur Andersen LLP for ten years.

Frank H. Barker, who was elected as a director of the Company in January 1996, served as President and Chief Executive Officer of US Dermatologics, Inc. from October 1997 until February 1999. He is currently the Chairman of US Dermatologics, Inc. Until his retirement in January 1996, Mr. Barker served as Corporate Vice President responsible for public relations and government affairs and Company Group Chairman responsible for the ophthalmic business and the health promotion/disease prevention business of Johnson & Johnson. Prior to his retirement, Mr. Barker had been employed by Johnson & Johnson for more than thirty years. Mr. Barker is also a director of Aradigm Corporation, a corporation engaged in the development of pulmonary drug delivery systems, and the Jenex Corporation, a Canadian OTC medical device company.

Patrick W. Collins was elected as a director of the Company in July 1994. Until his retirement in March 1994, Mr. Collins was the Vice Chairman and Chief Operating Officer of Ralphs Grocery Company. Mr. Collins was also a director of Ralphs Grocery Company from 1988 until March 1994, and was the President of Ralphs Grocery Company from February 1976 until March 1994. Mr. Collins is also a director of Bristol Farms, Inc., a supermarket chain based in Southern California.

Anne MacDonald was elected as a director of the Company in February 2001. Since October 1997, Ms. MacDonald has been employed by Citibank, a division of Citigroup, in various capacities, most recently as the Managing Director of Global Marketing. From 1993 to 1997, Ms. MacDonald was the Vice President, Brand Marketing for the Pizza Hut division of PepsiCo. From 1983 to 1993, she was employed in various senior management capacities by NW Ayer, a privately held advertising agency.

Michael B. Wilson was elected as a director of the Company in January 1993, and has performed consulting work for the Company since 1998. He was Vice President, Sales and Marketing, Consumer and Commercial Paper Products, for Georgia-Pacific Corporation until his retirement in September 1992.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of March 31, 2002, certain information regarding the ownership of Common Stock of each person known by the Company to be the beneficial owner of more than five percent of the outstanding shares of the Company’s Common Stock, each of its directors and executive officers and all directors and executive officers as a group.
	Shares Beneficially Owned(1)
Officers, Directors and Stockholders	Number	Percent
Kayne Anderson Rudnick Investment Management, LLC 1800 Avenue of the Stars, Second Floor Los Angeles, CA 90067	4,827,921	8.72%
T. Rowe Price Associates(2) 100 E. Pratt Street Baltimore, MD 21202	3,700,950	6.69%
General Electric Company(3) 3135 Easton Turnpike Fairfield, Connecticut 06431	4,426,089	8.0%
Frederick W. Beinecke(4) c/o Antaeus Enterprises Inc. 99 Park Avenue, Suite 2200 New York, NY 10016	3,198,824	5.78%
Antaeus Enterprises, Inc.(4) 99 Park Avenue, Suite 2200 New York, NY 10016	2,968,887	5.37%
Thomas W. Smith(5) 323 Railroad Avenue Greenwich, CT 06830	2,951,772	5.33%
Daniel D. Granger	654,464	1.17%
David M. Diamond	356,072	*
Patricia A. Melanson	257,266	*
Michael G. Bechtol	170,802	*
Christopher W. Wolf	18,053	*
Michael T. McClorey(6)	10,224	*
Michael B. Wilson	16,290	*
Patrick W. Collins	1,326	*
Susan M. Klug	384	*
Frank H. Barker(7)	0	*
Evelyn V. Follit	0	*
Anne MacDonald	0	*
All directors and executive officers as a group (14 persons)	7,635,477	13.52%

*	Amount represents less than 1% of the Company’s Common Stock.
(1)
Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission, and includes generally voting power or investment power with respect to securities. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding the options but are not deemed outstanding for computing the percentage ownership of any other person. Such shares are included for Messrs. Granger—

540,000, Bechtol—72,000, Diamond—329,322 and Wolf—18,053 and Ms. Melanson—200,400 and all directors and executive officers as a group—1,159,775, all of which options are exercisable within 60 days of March 31, 2002. The beneficial ownership reported in this table does not include phantom stock units (each unit being the non-voting economic equivalent to one share of Common Stock) held by certain officers and directors of the Company under the Catalina Marketing Corporation Deferred Compensation Plan as follows: Messrs. Barker—22,901.03 units, Granger—1,034.39 units, Collins—18,000 units, Smith— 16,282.38 units and Wilson—17,179.48 units and Mses. Follit—4,836 units, MacDonald—5,408.63 units and Melanson—151.32 units. Information with respect to beneficial owners of more than five percent of the outstanding shares of the Company’s Common Stock is provided based on Schedules 13G or 13D filed by such persons or more recent information provided by such persons to the Company.

(2)
These securities are owned by various individual and institutional investors for which T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment advisor with power to direct investments and/or power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(3)
These securities are deemed beneficially owned by General Electric Company (“GE”), its subsidiary GE Asset Management Incorporated (“GEAMI”) and the trustees of the General Electric Pension Trust. GEAMI is a registered investment advisor which acts as investment advisor for certain entities and accounts and may be deemed to be the beneficial owner of certain shares owned by such entities or accounts. GE expressly disclaims that it is a member of a group. GE further disclaims beneficial ownership of all securities listed.

(4)
Mr. Beinecke, a director of the Company, is the President and a director of Antaeus Enterprises, Inc. (“Antaeus”). Mr. Beinecke is also a beneficiary of a trust that is one of four trusts, each of which owns 25% of Antaeus, resulting in the attribution of beneficial ownership to Mr. Beinecke of the shares held by Antaeus. The shares listed for Mr. Beinecke include 69,437 shares owned directly by him, 2,968,887 shares held by Antaeus and 160,500 shares held by a trust for Mr. Beinecke’s benefit. Antaeus and Mr. Beinecke may be deemed to be part of a group, together with a trust, which group would beneficially own 3,198,824 shares constituting approximately 5.78% of the Company’s outstanding shares. Except for the shares owned directly by each of them, Antaeus and Mr. Beinecke disclaim beneficial ownership of all shares.

(5)
Shares listed for Mr. Smith, a director of the Company, include 302,652 shares owned directly by Mr. Smith, 1,263,000 shares held by Idoya Partners, a limited partnership of which Mr. Smith is general partner, 1,122,000 shares held by Prescott Associates, a limited partnership of which Mr. Smith is general partner, 66,000 shares held by Prescott International Partners, a limited partnership of which Mr. Smith is general partner, 85,920 shares held by Mr. Smith’s wife and various other family members, with respect to which he shares voting power, 33,000 shares held in accounts for Mr. Smith’s children over which he has sole voting and investment authority, and 79,200 shares held by Prescott Investors profit sharing account for which Mr. Smith is trustee.

(6)
In addition to the shares listed, Mr. McClorey beneficially owns 344,375 shares of common stock of Health Resource Publishing Company, a subsidiary of the Company, which is part of the Health Services Marketing unit. As of May 30, 2002, there were 5,881,259 shares of common stock of Health Resource Publishing Company outstanding. Mr. McClorey is the President of Health Services Marketing and Chief Executive Officer of Health Resource Publishing Company.

(7)
In addition to the shares listed, Mr. Barker beneficially owns 20,625 shares of common stock and 2,250 options to purchase common stock of Health Resource Publishing Company, a subsidiary of the Company, which were received by Mr. Barker in his capacity as a director of Health Resource Publishing Company.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Exchange Act requires the Company’s executive officers, directors and 10% stockholders to file reports regarding initial ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Executive officers, directors and 10% stockholders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file. The Company’s information regarding compliance with Section 16(a) is based solely on a review of the copies of such reports furnished to the Company by the Company’s executive officers, directors and 10% stockholders. The Company has recently become aware that, due to an administrative error, Michael Bechtol did not report a grant of 90,000 options to purchase the Company’s Common Stock on April 27, 2000 on Form 4 in 2000. Mr. Bechtol has filed an amended Form 5 to correct this error and, the grant was reported in the table titled “Option Grants In Last Fiscal Year” in the company’s previous proxy statement dated June 22, 2001. The Company is not aware of any noncompliance with the requirements of Section 16(a) to file reports during the Company’s last fiscal year.

AMENDMENT TO 1999 STOCK OPTION PLAN

(PROPOSAL 2)

Subject to the approval of the Company’s stockholders, the Board of Directors of the Company, on April 25, 2002, approved an amendment to the Company’s 1999 Stock Option Plan (the “Option Plan”) to increase the number of shares of Common Stock available for the grant of options, and for the issuance of shares upon exercise thereof, by 4,700,000. The purpose of Proposal 2 is to assure that the Company has sufficient shares available under the Option Plan to attract and retain excellent employees and directors of, and consultants to, the Company and its subsidiaries. The initial allocation of shares available under the Option Plan as approved by the Stockholders in 1999, was intended by management and the Board of Directors of the Company to be sufficient for the expected level of options to be granted to employees of the Company through fiscal 2002.

The Option Plan was approved by the Board of Directors in April 1999 and approved by the stockholders in July 1999. Pursuant to the Option Plan, 5,200,000 shares of the Company’s Common Stock are reserved for issuance upon exercise of options granted under the Option Plan. Options to purchase an aggregate of 4,850,541 shares have been granted, net of cancellations under the Option Plan, of which options to purchase 4,598,303 shares were outstanding on March 31, 2002 and options to purchase 252,238 shares have been exercised. Thus, there are an additional 349,459 shares available for grant of options in the future under the Option Plan, prior to the proposed amendment.

As of May 30, 2002, options to purchase 8,165,167 shares of Common Stock were outstanding under the Amended and Restated 1989 Stock Option Plan and the 1999 Option Plan, and an additional 421,094 shares were available for future grants of options under the Option Plan. On the same date, there were 54,997,857 shares of Common Stock outstanding. Thus, the proposed increase in shares available for the grant of options under the Option Plan represents approximately 7.44% of the number of shares outstanding and subject to existing options as of May 30, 2002.

The affirmative vote of a majority of the outstanding shares present or represented and entitled to vote at this meeting will be required to approve Proposal 2. YOUR BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THIS PROPOSAL 2 TO APPROVE AN AMENDMENT TO THE OPTION PLAN.

Summary of the Option Plan

Purpose.

The Board of Directors believes that the Company’s Option Plan has been and will continue to be an important method for the Company to provide incentives to key employees of the Company and its subsidiaries, to encourage proprietary interest in the Company and to attract new employees with outstanding qualifications. The increase in the number of shares of Common Stock is being proposed in order to permit the Board of Directors to continue to make available to existing and future employees benefits under the Option Plan.

Eligibility and Administration.

The Option Plan authorizes the Administrator, which is defined as either the Board of Directors or a committee of at least three non-employee members appointed by the Board of Directors, to select the participants who are to be granted options, determine the number of shares of Common Stock to be granted to each optionee, designate such options as incentive stock options or nonstatutory stock options and determine to what extent the options may be transferable. As of the date hereof, there are approximately 715 employees who are eligible to participate in the Option Plan under the Company’s policies. All directors are eligible to participate in the Option Plan. The current Administrator is the Compensation Committee of the Board of Directors. The Administrator’s interpretations and construction of the Option Plan are final and binding on the Company. The members of the Compensation Committee are Frederick W. Beinecke as chairman, Patrick W. Collins, Michael B. Wilson and Anne MacDonald.

Shares Available for Issuance Under the Option Plan.

Without taking into account Proposal 2’s increase in the authorized number of shares of Common Stock available under the Option Plan, as of March 31, 2002, options to purchase 8,584,972 shares of Common Stock at prices ranging from $8.625 to $36.82 were outstanding under the Amended and Restated 1989 Stock Option Plan and the 1999 Stock Option Plan, and an additional 349,459 shares were available for future grants of options under the Option Plan. On the same date, there were 55,336,419 shares of Common Stock outstanding. Thus the proposed increase in shares available for the grant of new options under the Option Plan represents approximately 7.35% of the number of shares currently outstanding and subject to options as of March 31, 2002.

Grant, Exercise and other Terms of Options.

Options issued under the Option Plan are designated as either incentive stock options or nonstatutory stock options. Incentive stock options are options meeting the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), and nonstatutory options are options not intended to so qualify.

The exercise price of options granted under the Option Plan may not be less than 100% of the fair market value of the Common Stock of the Company (as defined by the Option Plan) on the date of the grant. With respect to any participant who owns stock representing more than 10% of the voting rights of the outstanding Common Stock of the Company, the exercise price of any incentive stock option granted must equal at least 110% of the fair market value of the Common Stock on the grant date, and the maximum term of any such incentive stock option must not exceed five years.

Options are evidenced by written stock option agreements in a form approved by the Administrator from time to time and no option is effective until the applicable stock option agreement has been executed by both parties thereto. Options granted under the Option Plan may become exercisable in cumulative increments over a period of months or years, or otherwise, as determined by the Administrator, provided that no option may become exercisable prior to one (1) year following the grant thereof. The purchase price shall be paid in cash; provided, however, that if the applicable option agreement so provides, or the Administrator, in its sole discretion otherwise approves thereof, the purchase price may be paid in shares of Common Stock having a fair market value on the exercise date equal to the exercise price or in any combination of cash and shares of Common Stock, as long as the sum of the cash so paid and the fair market value of the shares so surrendered equals the aggregate purchase price. Optionees who also participate in the Company’s Deferred Compensation Plan may elect, in lieu of receiving shares of Common Stock upon the exercise of nonstatutory options, to deposit the option profit (the difference between the aggregate option exercise price and the fair market value of the Common Stock on the date of exercise) into a phantom stock unit account under the Company’s Deferred Compensation Plan.

No options granted under the Option Plan are exercisable after the expiration of ten years (or less in the discretion of the Administrator) from the date of the grant, and no incentive stock options granted under the

Option Plan to a Participant who owns more than ten percent of the total combined voting power of all classes of outstanding stock of the Company shall be exercisable after the expiration of five years (or less, in the discretion of the Administrator) from the date of the grant. The aggregate fair market value (as of the respective date or dates of grant) of the shares of Common Stock underlying the incentive stock options that are exercisable for the first time by an optionee during any calendar year under the Option Plan and all other similar plans maintained by the Company may not exceed $100,000. If an optionee ceases to be an employee of the Company for any reason other than his or her death, Disability or Retirement (as such terms are defined in the Option Plan), such optionee shall have the right, subject to certain restrictions, to exercise that option at any time within ninety days (or less, in the discretion of the Administrator) after cessation of employment, but, except as otherwise provided in the applicable option agreement, only to the extent that, at the date of cessation of employee, the optionee’s right to exercise such option had vested and had not been previously exercised. The Administrator, in its sole discretion, may provide that the option shall cease to be exercisable on the date of such cessation if such cessation arises by reason of termination for Cause (as such term is defined in the Option Plan) or if the optionee becomes an employee, director or consultant of an entity that the Administrator determines is in direct competition with the Company.

In the event an optionee dies before such optionee has fully exercised his or her option, then the option may be exercised in full at any time within twelve months after the optionee’s death by the executor or administrator of his or her estate or by any person who has acquired the option directly from optionee by bequest or inheritance, but except as otherwise provided on the applicable option agreement, only to the extent that, at the date of death, the optionee’s right to exercise such option had vested pursuant to the terms of the applicable option agreement and had not been forfeited or previously exercised.

In the event an optionee ceases to be an employee of the Company by reason of Disability, such optionee shall have the right, subject to certain restrictions, to exercise the option at any time within twelve months (or such shorter period as the Administrator may determine) after such cessation of employment, but only to the extent that, at the date of cessation of employment, the optionee’s right to exercise such option had previously vested pursuant to the terms of the applicable option agreement and had not previously been exercised.

In the event an optionee ceases to be an employee of the Company by reason of Retirement, such optionee shall have the right, subject to certain restrictions, to exercise the option at any time within ninety days (or such longer or shorter period as the Administrator may determine) after cessation of employment, but only to the extent that, at the date of cessation of employment, the optionee’s right to exercise such option had vested pursuant to the terms of the applicable option agreement and had not previously been exercised.

Change of Control and Other Corporate Transactions.

If the Company merges with another corporation and the Company is the surviving corporation in such merger and under the terms of such merger the shares of Common Stock outstanding immediately prior to the merger remain outstanding and unchanged, each outstanding option shall continue to apply to the shares subject thereto and will also pertain and apply to any additional securities and other property, if any, to which a holder of the number of shares subject to the option would have been entitled as a result of the merger.

In the event all or substantially all of the assets of the Company are sold, the Company engages in a merger where the Company does not survive or the Company is consolidated with another corporation, each outstanding option will become exercisable (without regard to the vesting provisions thereof) for a period of at least 30 days ending five days prior to the effective date of the transaction or, in its sole discretion, the surviving corporation may (i) grant to optionees options to purchase shares of the surviving corporation upon substantially the same terms as the options granted under the Option Plan or (ii) provide optionees the choice of exercising the option prior to the consummation of the transaction or receiving a replacement option. Notwithstanding anything to the contrary and except as otherwise expressly provided in the applicable stock option agreement, the vesting or similar installment provisions relating to the exercisability of any option or replacement option tendered as described in the previous sentence shall be accelerated and the optionee shall have the right, for a period of at least 30 days, to exercise such option in the event that the optionee’s employment with or services for the Company should terminate within two years following a Change of Control (as defined in the Option Plan), unless such employment or services are terminated by the Company for Cause (as defined in the Option Plan) or by the optionee voluntarily without Good Reason (as defined in the Option Plan), or such employment or services are terminated due to the death or Disability of the optionee. Notwithstanding the foregoing, no incentive stock option shall become exercisable pursuant to the foregoing without the optionee’s consent, if the result would be to cause such option not to be treated as an incentive stock option.

Adjustment of Options Upon Certain Events.

The number of shares of Common Stock covered by the Option Plan, the number of shares of Common Stock covered by each outstanding option and the exercise price thereof shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a subdivision or consolidation of such shares or a stock split or the payment of a stock dividend (but only of Common Stock) or any other increase or decrease in the number of issued shares effective without receipt of consideration by the Company.

Transfer of Options.

Unless an option is designated transferable by the Administrator upon grant, during the lifetime of the optionee, the option shall be exercisable only by the optionee and shall not be assignable or transferable. No incentive stock option may be designated as transferable. In the event of the optionee’s death, any nontransferable option shall be transferable by the optionee by the optionee’s will or the laws of descent and distribution.

Amendment and Termination.

The Option Plan will continue in effect until terminated by the Board of Directors or until expiration of the Option Plan on April 29, 2009. The Board may suspend or discontinue the Option Plan or revise or amend it, provided that, without the approval of the Company’s stockholders, no such revision or amendment may: (i) Increase the number of shares of Common Stock which may be issued under the Plan; (ii) Change the designation of classes of persons eligible to receive options under the Option Plan; (iii) Modify the Option Plan such that it fails to meet the requirements of Rule 16b-3 of the Securities and Exchange Commission for the exemption of acquisition, cancellation, expiration or surrender of options from the operation of Section 16(b) of the Exchange Act; or (iv) Amend the Option Plan to defeat the purpose of the above restrictions on amendments.

Federal Income Tax Consequences.

The following discussion is intended only as a general summary of the federal income tax consequences to participants and the Company with respect to the Option Plan. The discussion is based on current laws which are subject to change at any time or which may be interpreted differently. The discussion does not address tax consequences under the laws of any state, local or foreign jurisdiction, nor does it address federal and state estate, inheritance and gift taxes. Further, the tax treatment of each Participant will depend in part upon such Participant’s particular tax situation.

The Code provides favorable tax treatment for incentive stock options. Incentive stock options are subject to certain requirements which are set forth in the Option Plan. Generally, upon the grant of an incentive stock option, and upon the exercise of the incentive stock option during employment or within three months after termination of employment, the optionee will not recognize any income. However, any appreciation in the value of the shares from the date of grant through the date of exercise will generally be an item of adjustment in determining the optionee’s potential liability for alternative minimum tax for the taxable year of exercise. The alternative minimum tax may produce a higher tax liability than the regular income tax applicable to the optionee.

The sale or disposition of Common Stock purchased upon exercise of an incentive stock option is generally a taxable event. The optionee will recognize a gain or loss in an amount equal to the difference between his or her basis (normally the exercise price) in the Common Stock and the proceeds from the sale or disposition. If the Common Stock acquired pursuant to an incentive stock option is not sold or otherwise disposed of within two years from the date of grant of the incentive stock option and is held for at least one year after exercise of the incentive stock option (the “Holding Period”), any gain or loss resulting from the sale or disposition of the Common Stock will be treated as long term capital gain or loss. If Common Stock acquired upon exercise of an incentive stock option is disposed of prior to the expiration of the Holding Period (a “Disqualifying Disposition”), the excess of the fair market value of the Common Stock on the date of exercise over the exercise price or the excess of the sale price over the exercise price, whichever is less, will be treated as ordinary income in the year of disposition. However, any additional gain will be taxed as capital gain. If an optionee disposes of the Common Stock more than one year after the date of exercise, such capital gain or loss will be treated as long term capital gain or loss.

The Company normally is not entitled to a deduction with respect to incentive stock options. However, in the event of a Disqualifying Disposition, the Company is entitled to deduct the ordinary income realized by the optionee. Optionees are required to notify the Company of any Disqualifying Dispositions.

No taxable income will be realized by an optionee upon the grant of a nonstatutory stock option. Upon exercise of a nonstatutory stock option, the optionee must recognize as ordinary income the excess of the fair market value of the Common Stock on the date of exercise over the exercise price. The Company may deduct this amount provided the Company satisfies the applicable reporting requirements. An optionee’s new basis in the Common Stock acquired upon exercise of a nonstatutory stock option will generally be the fair market value of the shares on the date of exercise. Upon a subsequent disposition of such Common Stock, the optionee will ordinarily realize a capital gain or loss to the extent of any intervening appreciation or depreciation. If an optionee disposes of the Common Stock more than one year after the date of exercise, such capital gain or loss will be treated as long term capital gain or loss.

THE COMPANY’S 2002 DIRECTOR STOCK GRANT PLAN

(PROPOSAL 3)

Subject to the approval of the Company’s stockholders, the Board of Directors, in June 2002, approved the adoption of the Catalina Marketing Corporation 2002 Director Stock Grant Plan (the “Director Grant Plan”). The Board of Directors believes that it is in the best interests of the Company to adopt the Director Grant Plan under which in general an aggregate of 6,000 restricted shares of Common Stock will be granted to non-employee directors of the Company upon election or reelection. The Director Grant Plan will replace the Company’s 1992 Director Stock Grant Plan, the term of which expires on October 27, 2002. The following is a summary of certain provisions of the Director Grant Plan and is qualified by reference to the complete plan, a copy of which will be furnished to any stockholder upon request.

The affirmative vote of a majority of the outstanding shares present or represented and entitled to vote at the meeting will be required to approve Proposal 3. YOUR BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE PROPOSAL TO RATIFY AND APPROVE THE COMPANY’S 2002 DIRECTOR STOCK GRANT PLAN.

Summary Of The Director Grant Plan

Purpose.

The Board of Directors believes that the Company’s 1992 Director Stock Grant Plan was and that the Director Grant Plan will continue to be an important method for the Company to provide incentive to outside directors of the Company, to encourage proprietary interest in the Company by the Company’s directors, and to attract new outside directors with outstanding qualifications. The availability of stock grants is an important feature of the Company’s ability to attract and retain qualified directors.

Eligibility.

The “Grantees” who are to be awarded grants under the Director Grant Plan are the outside (non-employee) directors, duly elected to the Board of Directors by the Company’s stockholders or otherwise in accordance with the Company’s Bylaws, and all outside (non-employee) directors appointed to fill a vacancy or a newly created directorship position on the Board of Directors. The Company is expected to have six outside (non-employee) directors who will be eligible to participate in the Director Grant Plan.

Administration.

The Director Grant Plan will be administered, in the discretion of the Board of Directors from time to time, by the Board of Directors or by a committee appointed by the Board of Directors (the “Director Grant Plan Committee”). The Director Grant Plan Committee must consist of not less than two members of the Board of Directors. The Board of Directors or such Director Grant Plan Committee administering the Director Grant Plan (the “Director Grant Plan Administrator”) will have the authority to (i) construe and interpret the Director Grant Plan; (ii) define the terms used in the Director Grant Plan; (iii) prescribe, amend and rescind rules and regulations relating to the administration of the Director Grant Plan; and (iv) make all other determinations necessary or advisable for the administration of the Director Grant Plan. The Director Grant Plan Committee has been appointed by the Board of Directors to administer the Director Grant Plan. Subject to ratification of the Director Grant Plan by the stockholders, members of the Director Grant Plan Committee will be appointed upon its effectiveness following expiration of the 1992 Director Stock Grant Plan.

Shares Available For Grants Under the Plan.

The shares subject to grants awarded under the Director Grant Plan are shares of authorized but unissued or reacquired shares of Common Stock. The aggregate number of shares available for grants under the Director Grant Plan will be 250,000. The aggregate number of shares covered by the Director Grant Plan and the number of shares covered by each grant will be proportionately adjusted as a result of any stock split, stock dividend, combination of shares or any other similar change. Shares subject to any outstanding grants which are forfeited for any reason are returned to the Company in accordance with the Director Grant Plan and the shares so forfeited may again be subject to grants.

Participants; Award of Grants.

The Grantees will consist exclusively of outside (non-employee) directors of the Company. However, no director is eligible to receive a grant if and to the extent that such director is prohibited from personally accepting or benefiting from a grant due to such director’s affiliation with a business organization. Such directors will, instead, be entitled to cash compensation in an amount equal to the value of the number of shares such Director would be entitled to receive if not so restricted per year, in quarterly installments, for each year during the term of their directorships. All outside directors will be eligible to receive stock benefits under the Director Grant Plan upon approval of such plan by the stockholders. Grants will be evidenced by written stock grant agreements in such form as the Director Grant Plan Administrator shall from time to time determine.

A grant will be awarded to each Grantee as of the day that such Grantee takes office following the election or reelection of such Grantee by the stockholders or by the Board of Directors, as provided in the Company’s Bylaws, in partial consideration for the fulfillment by such Grantee of such Grantee’s duties as a director of the Company. Each director will receive, upon election or reelection for any three-year term, a grant of 6,000 shares. The number of shares granted will be reduced pro rata for any term of less than three years in length.

Vesting.

Shares included in grants are subject to the vesting provisions set forth in the Director Grant Plan. Shares which vest according to the formula described herein are considered “Vested Shares” and shares which have not so vested are considered “Non-Vested Shares.” The shares included in each grant vest on each successive Annual Meeting date (the “Annual Meeting Date”) following the effective date of the grant. The number of shares subject to a grant which become Vested Shares as of each Annual Meeting Date is calculated by multiplying the number of shares included in the grant by a fraction, the numerator of which is equal to the number of months which have elapsed since the later of (i) the election or reelection of such Grantee (i.e., the effective date of the grant) or (ii) the last Annual Meeting Date, and the denominator of which is the number of full months during which the Grantee serves as director following the award of the grant and until the next Annual Meeting Date at which the class of directors to which the Grantee belongs is to be elected (assuming for purposes of this calculation that the Annual Meeting Date is July 31 of such fiscal year).

A Grantee may not assign, sell, pledge, hypothecate or otherwise transfer any grant or any Non-Vested Shares. If a Grantee ceases to be a director for any reason or no reason, including upon death or disability, removal (with or without cause) or resignation, the grant will be automatically terminated immediately upon the effective date of such cessation and all shares included in the grant which are Non-Vested Shares as of the effective date of such cessation, will be forfeited automatically and will, effective immediately upon such cessation, be returned to the status of authorized shares to be issued pursuant to grants under the Director Grant Plan.

A Grantee will have all rights as a stockholder with respect to all shares included in the grant, regardless of whether the shares awarded are Vested Shares or Non-Vested Shares, including, without limitation, the right to vote any such shares and the right to receive dividends.

Change of Control.

Upon the occurrence of a change of control of the Company (i.e., a sale of all or substantially all of the Company’s assets, a merger of the Company with another entity where the Company is not the surviving corporation or the consolidation of the Company with another Company) (a “Forfeiture Event”), the Director Grant Plan will terminate. Unless such Forfeiture Event occurs within thirty days following the date of an Annual Meeting of Stockholders, any shares of Common Stock which would have become Vested Shares at the next succeeding Annual Meeting of Stockholders shall become vested and all other Non-Vested Shares will be forfeited. If a Forfeiture Event occurs within such thirty-day period, all Non-Vested Shares will be forfeited.

Amendment and Termination.

Grants may be awarded pursuant to the Director Grant Plan until the expiration of the Director Grant Plan on October 27, 2012.

The Board of Directors may, from time to time, with respect to any shares at the time not subject to grants, suspend or discontinue the Director Grant Plan or revise or amend it in any respect whatsoever, provided that the Board of Directors may not revise or amend the Director Grant Plan more than once every six months (other than to conform with changes in certain laws), and provided further that no amendment or revision may adversely affect, without the affected Grantee’s written consent, the rights of any Grantee to whom shares have been issued pursuant to the Director Grant Plan.

Federal Income Tax Consequences.

The following discussion is intended only as a general summary of the federal income tax consequences to Grantees and the Company with respect to the Director Grant Plan. The discussion is based on current laws which are subject to change at any time or which may be interpreted differently. The discussion does not address tax consequences under the laws of any state, local or foreign jurisdiction, nor does it address federal and state estate, inheritance and gift taxes, and the tax treatment of each Grantee will depend in part upon such Grantee’s particular tax situation.

In general, a Grantee will not recognize income upon receipt of shares pursuant to a grant. However, upon vesting of a Grantee’s shares, a Grantee will recognize compensation income (and receive basis in such shares) in an amount equal to the fair market value of the Vested Shares determined on the vesting date, and the Company will be entitled to a compensation deduction equal to such amount. Alternatively, no later than 30 days after a grant of shares, a Grantee may make an election under Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”). In such case, the Grantee will recognize compensation income in the taxable year of the grant (and receive a basis) equal to the fair market value of such shares determined on the date of grant, and the Company will be entitled to a compensation deduction equal to such amount. In general, under either alternative, a Grantee will recognize capital gain or loss upon the subsequent disposition of the shares.

Unless a Grantee makes an election under Section 83(b) of the Code, as described above, amounts paid to a Grantee as dividends with respect to such shares prior to the date that a Grantee’s shares vest under the Director Grant Plan will be treated for federal income tax purposes as compensation income (taxable at ordinary income rates) for which the Company will be entitled to a compensation deduction with respect to such amounts. However, upon the vesting of a Grantee’s shares (or a Grantee’s making of a timely Code Section 83(b) election), amounts paid to a Grantee as dividends will be treated as dividends for federal income tax purposes for which the Company will not be entitled to a deduction with respect to such amounts.

Assuming approval of the Director Grant Plan, if a Grantee elects under the Company’s Deferred Compensation Plan to defer the receipt of shares pursuant to a grant, the Grantee will not be taxed at the time of such election or upon vesting of the grant. Rather, upon the receipt of shares from the Deferred Compensation Plan upon death, disability or retirement, tax will be due on the then value of the shares distributed. The taxable value of such shares will be treated as ordinary compensation income to the Grantee and the Company will be entitled to a corresponding compensation deduction.

THE COMPANY’S INDEPENDENT PUBLIC ACCOUNTANTS

(PROPOSAL 4)

The Board of Directors has selected Ernst and Young LLP to audit the financial statements of the Company for the year ending March 31, 2003. Andersen LLP audited the Company’s financial statements for the year ending March 31, 2002. The persons named in the enclosed proxy will vote shares represented by proxies returned to the Company FOR the proposal unless instructed otherwise in the proxy.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE PROPOSAL TO RATIFY AND APPROVE THE SELECTION OF THE ACCOUNTING FIRM ERNST AND YOUNG LLP AS THE COMPANY’S INDEPENDENT PUBLIC ACCOUNTANTS FOR FISCAL 2003.

A representative of Ernst and Young LLP will be present at the Annual Meeting to respond to any questions and to make a statement on behalf of their firm, if they so desire. A representative of Andersen LLP will not be present at the Annual Meeting.

Information Regarding Change of Independent Auditors

The Audit Committee of the Company’s Board of Directors annually considers and recommends to the Board of Directors the selection of the Company’s independent public accountants. As recommended by the Company’s Audit Committee, the Company’s Board of Directors on May 20, 2002 determined that it would no longer engage Arthur Andersen LLP (“Andersen”), effective with the filing of the Company’s Annual Report on Form 10-K on May 23, 2002, as its independent public accountants and engaged Ernst & Young LLP to serve as the Company’s independent public accountants for fiscal year 2003. The appointment of Ernst & Young LLP is subject to ratification by the Company’s stockholders at the 2002 annual meeting scheduled for July 25, 2002.

The reports of Andersen on the Company’s financial statements for the past two fiscal years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the Company’s two most recent fiscal years and through May 23, 2002, there were no disagreements with Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to Andersen’s satisfaction, would have caused Andersen to make reference thereto in its report on the financial statements for such years, and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

During the Company’s two most recent fiscal years and through May 23, 2002, the Company did not consult Ernst & Young LLP with respect to the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, or any other matters or reportable events listed in Items 304(a)(2)(i) and (ii) of Regulation S-K.

TRANSACTION OF OTHER BUSINESS

As of the date of this Proxy Statement, the Board of Directors is not aware of any matters other than those set forth herein and in the Notice of Annual Meeting that will come before the meeting. Should any other matters arise requiring the vote of stockholders, it is intended that proxies will be voted in respect thereto in accordance with the best judgment of the person or persons voting the proxies.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No interlocking relationship exists between the Board of Directors or Compensation Committee and the Board of Directors or Compensation Committee of any other company, nor has any such interlocking relationship existed in the past.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors is composed of Frederick W. Beinecke as chairman, Patrick W. Collins, Michael B. Wilson and Anne MacDonald. Mr. Wilson has performed consulting work for the Company since 1998. The Committee is responsible to the Board of Directors and indirectly to stockholders for assuring that:

1.	The Company’s human resource policies are effective in attracting, retaining and developing outstanding executive talent;

2.	The Company has succession plans for senior management positions;

3.	The Company’s total compensation program supports the Company’s business goals and strategies, reinforces desired corporate behaviors, and properly recognizes performance; and

4.	The Company’s compensation levels are internally equitable and externally competitive.

The Committee sets compensation policies designed to maintain a strong relationship between performance and rewards, to align the interests of the executive officers with those of the stockholders and to actively encourage ownership of the Company’s Common Stock. The Compensation Committee’s actions with regard to executive officers who are members of the Board of Directors are subject to full Board approval.

Executive Compensation Policy

The Company’s compensation program is designed to attract, motivate, reward and retain the management talent required to achieve aggressive corporate growth and profitability objectives, and thereby increase stockholder value. It is the Company’s policy to provide conservatively competitive base salaries to attract and retain highly capable managers, attractive annual incentive bonuses to encourage and reward achievement of the Company’s annual growth and profitability goals, and significant equity opportunities to align the interests of management with those of stockholders.

Because of the unique position the Company occupies within its market sector, there are few peer companies with which the Company can compare its management compensation. Consequently, the Compensation Committee does not rely solely on competitive surveys to set management compensation levels. However, the Compensation Committee does review the executive compensation levels in other publicly held growth companies in related and other industries, and obtains advice from independent consultants as to the Company’s compensation practices and levels.

The tax deductibility of a senior executive’s compensation is limited to $1 million a year unless such compensation is “performance based” or meets other exemptions under the Internal Revenue Code. It is the Company’s policy to structure and administer its compensation program for executives to maximize the tax deductibility of executive compensation, unless there are other countervailing factors.

Executive Compensation Program

The principal elements of the executive compensation program are base salary, annual incentive bonuses and stock options. Key management personnel receive each element of compensation in various combinations, with the portion of total compensation provided by annual incentive bonuses and stock options increasing at higher management levels.

Base Salaries

The Compensation Committee reviews the salaries paid to the Company’s executive officers and considers increases based on several factors, including competitive compensation data, individual performance and the performance and prospects of the Company.

Annual Incentive Bonuses

Annual incentive bonuses are awarded to the Company’s management under the annual management incentive plan. Bonuses are set as a target percentage of salary by management level and are earned based on individual and Company performance in relation to financial objectives set by the Compensation Committee and non-financial objectives established by senior management. Bonus targets range from 12% up to 125% of base salary. Although certain operating units did not achieve the minimum results required for payment of bonuses in respect of fiscal year 2002, the awards in other units ranged from 5% to 98% of individual employees’ base salaries for fiscal 2002.

Stock Options

Annual stock option grants are recommended by the Chief Executive Officer and are reviewed and approved by the Compensation Committee. Grants are based on several factors, including an evaluation of individual performance, tenure with the Company and management level. Special grants are used to attract experienced managers to join the Company. The Compensation Committee believes that employee stock options are highly important to retain key employees and in aligning employee interests with the stockholders’ interests.

Compensation Committee Decisions Affecting Chief Executive Officer’s Compensation

Effective May 6, 2002, Daniel D. Granger’s base salary was increased by 2.8%. Mr. Granger’s salary level was determined based on his performance and contribution to the Company’s performance as evaluated by the Compensation Committee.

As a result of not achieving certain consolidated results established as targets by the Compensation Committee for fiscal year 2002, Mr. Granger was not awarded an incentive bonus for fiscal 2002. Mr. Granger’s annual compensation for fiscal 2002 was 19.4% lower than his annual compensation for the prior year.

Respectfully submitted,

Frederick W. Beinecke
Patrick W. Collins
Michael B. Wilson
Anne MacDonald

COMPENSATION OF EXECUTIVE OFFICERS AND NON-EMPLOYEE DIRECTORS

Compensation Executive Officers

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary (a)	Bonus	Shares of Common Stock Underlying Options Granted(b)	All Other Compensation (c)
Daniel D. Granger Chairman of the Board of Directors (July 2000 to present) President and Chief Executive Officer (July 1998 to present)	2002 2001 2000	545,506 496,970 461,941	0 179,572 400,000	0 0 0	14,748 22,385 16,373
Michael G. Bechtol(d) President, Catalina Marketing Services–Manufacturer and International ( January 2002 to present)	2002 2001 2000	302,217 294,243 246,925	0 390,515 421,070	0 90,000 0	216,270 45,881 26,814
David M. Diamond(e) President, Catalina Marketing Emerging Businesses (February 2000 to present) and Chief Vision Officer (October 1998 to present)	2002 2001 2000	273,850 263,285 247,077	0 284,742 428,875	0 0 0	7,736 6,582 6,177
Michael T. McClorey(f) President, Health Services Marketing (February 2000 to present) and Chief Executive Officer of Health Resource Publishing Company (April 1995 to present)	2002 2001 2000	283,857 273,271 259,462	277,200 235,625 108,647	165,000 0 11,250	10,048 9,548 10,927
Patricia A. Melanson(g) President of Catalina Marketing Corporation Operations (January 2002 to present)	2002 2001 2000	236,116 218,865 206,407	225,000 80,000 124,168	0 0 0	5,461 5,465 5,185

(a)	Salary includes all before-tax contributions by the employee to the Company’s Deferred Compensation Plan.
(b)	The number of shares of Common Stock reflect a three for one stock split effected as a stock dividend, paid on August 17, 2000 to stockholders of record as of July 26, 2000.
(c)
Other compensation includes Company matching contributions and all earnings (vested and non-vested) under the Company’s Deferred Compensation Plan and 401(k) Plan and reimbursement for moving expenses.

(d)	Mr. Bechtol has participated in specific performance based incentive plans in addition to the annual management incentive plan.
(e)	Mr. Diamond has participated in specific performance based incentive plans in addition to the annual management incentive plan.
(f)	Mr. McClorey was granted options to purchase 11,250 shares of Health Resource Publishing Company, Inc., a subsidiary of the Company in 2000.
(g)	Ms. Melanson received $225,000 in commissions in 2002.

OPTION GRANTS IN LAST FISCAL YEAR

	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees	Exercise Price($)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
					5%	10%
Daniel D. Granger	0	0	N/A	N/A	N/A	N/A
Michael G. Bechtol	0	0	N/A	N/A	N/A	N/A
David M. Diamond	0	0	N/A	N/A	N/A	N/A
Michael T. McClorey	165,000	9.44	33.46	7/26/11	3,471,600	8,799,450
Patricia A. Melanson	0	0	N/A	N/A	N/A	N/A

OPTION EXERCISES AND YEAR END VALUE TABLE

	Shares Acquired on Exercise(b)		Value Realized($)	At Fiscal Year End
				Number of Securities Underlying Unexercised Options		Value of Unexercised In-the-Money Options($)(a)
				Exercisable	Unexercisable	Exercisable	Unexercisable
Daniel D. Granger	201,428		5,475,153	487,500	547,500	7,780,776	8,176,092
Michael G. Bechtol	11,250		316,181	64,500	385,500	969,156	4,658,028
David M. Diamond	70,928		1,598,088	319,572	297,750	5,165,348	4,361,453
Michael T. McClorey	28,000 65,001	(c)	164,328 720,068	0 0	210,000 55,625	0 0	1,154,100 1,641,025
Patricia A. Melanson	75,424		1,999,613	190,800	252,600	2,896,799	3,706,100

(a)	The closing price of the Company’s Common Stock was $36.50 per share on March 28, 2002, the last business day of the fiscal year.
(b)
The number of shares acquired is net of shares which were withheld to pay taxes. Messrs. Granger, Diamond and McClorey and Ms. Melanson exercised options to purchase 239,940 and 84,678 and 30,000 and 85,500 shares respectively.

(c)	Mr. McClorey acquired 65,001 shares in Health Resource Publishing Company, Inc., a subsidiary of the Company.

Common Stock Price Performance Graph

The following graph compares the Company’s cumulative total return to stockholders since March 31, 1997 with that of the New York Stock Exchange Index and a peer group consisting of those public companies traded on an exchange and listed under the Standard Industry Classification (S.I.C.) Code 731 for Advertising, and other related S.I.C. Codes. The peer group is made up of: Acxiom Corporation, Advo, Inc., Cendant Corporation, Concord EFS, Inc., Dun & Bradstreet Corporation, Grey Advertising, Inc., Information Resources, Inc., Quick Response Services, Inc., Spar Group, Inc. and Valassis Communications, Inc.

COMPARISON OF CUMULATIVE TOTAL RETURN AMONG
CATALINA MARKETING CORPORATION,
NYSE MARKET INDEX AND PEER GROUP INDEX(1).

	1997	1998	1999	2000	2001	2002
Catalina Marketing Corp.	100.00	134.94	220.19	259.62	250.79	281.05
Peer Group Index	100.00	170.36	103.34	122.56	119.63	170.94
NYSE Market Valuation Index	100.00	145.63	155.82	168.70	156.56	160.86

(1)
Assumes $100 invested on March 31, 1997, in the Company at a closing price of $13.00 on such date, the New York Stock Exchange and the peer group as defined. Historical results are not necessarily indicative of future performance.

CHANGE IN CONTROL ARRANGEMENTS

The Company has entered into Change of Control Severance Agreements with certain of its executive officers and directors (the “Executives”). The Severance Agreements provide that if an Executive’s employment is terminated by the Company or if an Executive resigns for “good reason” (which includes, among other things, a reduction in base salary or a reduction in the Executive’s title, position or responsibility) within two years after a change in control, such Executive will receive severance benefits. The Executives will also be entitled to severance benefits if after a “potential change in control” (which include, among other things, the Company entering into an agreement that results in a change of control) but before a change of control actually occurs, an Executive’s employment is terminated by the Company or an Executive resigns for good reason. The severance benefit includes a cash lump-sum payment equal to a multiple (the “Severance Multiple”) of the Executive’s annual compensation then in effect. In addition, the Executive will receive a cash lump-sum payment equal to the sum of any unpaid incentive compensation that has been allocated or awarded under any bonus or compensation plan. The Executive will also be entitled to life, disability, accident and health insurance benefits provided to the Executive and Executive’s spouse and dependents for a specified number of years (“Benefit Years”) from the date that Executive is entitled to receive severance benefits. If any of the Executive’s severance benefits are parachute payments as defined under the Internal Revenue Code, the Company has agreed to make additional payments to such Executive to compensate such Executive for his or her additional tax obligations.

The Company has entered into Severance Agreements with, among others, Daniel D. Granger, Michael T. McClorey, Michael G. Bechtol, David M. Diamond, Susan M. Klug, Patricia A. Melanson and Christopher W. Wolf. The Severance Multiple and Benefit Years is 3.0 for Mr. Granger and 2.5 for Messrs. McClorey, Bechtol and Diamond and Mses. Klug and Melanson, and 2.0 for Mr. Wolf.

Non-Employee Director Compensation

In addition to grants made pursuant to the Company’s 1992 Director Stock Grant Plan, non-employee directors receive $1,500 per day for each one day Board meeting attended in person. Non-employee directors also receive $1,500 per day for each committee meeting attended in person. The Chairman of each committee receives $3,000 annually. Also, non-employee directors receive a fee of $750 for each telephonic Board or committee meeting. All expenses in connection with attendance at such meetings are paid by the Company. Also, upon each election or re-election of a non-employee director such director receives an aggregate of 6,000 restricted shares of Common Stock pursuant to the Company’s 1992 Director Stock Grant Plan, as amended.

Equity Plan Compensation Information

This table sets forth information relating to the Company’s equity compensation plans as of March 31, 2002.

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of Securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
Equity Compensation plans approved by shareholders	8,584,972	$28.11	891,059*
Equity compensation plans not approved by shareholders	0	0	0

Total	8,584,972	$28.11	891,059

*	Included in this total are 368,030 shares remaining from the ESPP Plan and 173,570 shares remaining from the 1992 Director Stock Grant Plan.

REPORT OF THE AUDIT COMMITTEE

The following report does not constitute soliciting materials and is not considered filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, unless we state otherwise.

The Audit Committee presently consists of the following members of the Company’s Board of Directors: Evelyn V. Follit as chairperson, Frank H. Barker, Thomas W. Smith and Anne MacDonald. Each of the members are “independent” as defined under the listing standards of the NYSE.

The Audit committee has reviewed and discussed the financial statements for the Company for the year ended March 31, 2002 with the Company’s management. The Audit Committee has discussed with Andersen LLP, the Company’s auditors for the year ended March 31, 2002, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).

The Audit Committee has also received the written disclosures and the letter from Andersen LLP required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and the Audit Committee has discussed the independence of Andersen LLP with that firm and has considered the compatibility of non-audit services with Andersen LLP’s independence.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2002 for filing with the Securities and Exchange Commission.

Respectfully submitted,

Evelyn V. Follit
Frank H. Barker
Thomas W. Smith
Anne MacDonald

AUDIT COMPENSATION INFORMATION

Audit Fees.    The aggregate fees billed for professional services rendered by Andersen LLP for the audit of the Company’s financial statements was $248,000, as included in the Company’s Form 10-K for the year ended March 31, 2002.

Financial Information Systems Design and Implementation Fees.    The Company did not engage Andersen LLP to provide advice to the Company regarding financial information systems design and implementation during the fiscal year ended March 31, 2002.

All Other Fees.    The aggregate fees billed for all services other than audit services rendered by Andersen LLP for the year ended March 31, 2002, was $104,121.

FUTURE STOCKHOLDER PROPOSALS

The Company must receive at its principal office appearing on the front page of this Proxy Statement before February 26, 2003, any proposal which a Stockholder wishes to submit to the 2003 Annual Meeting of Stockholders, if the proposal is to be considered by the Board of Directors for inclusion in the proxy materials for that annual meeting.

Please return your proxy as soon as possible. Unless a quorum consisting of a majority of the outstanding shares entitled to vote is represented at the meeting, no business can be transacted. Therefore, please be sure to date and sign your proxy exactly as your name appears on your stock certificate and return it in the enclosed prepaid return envelope. Please act promptly to ensure that you will be represented at this important meeting.

THE COMPANY WILL PROVIDE WITHOUT CHARGE, ON THE WRITTEN REQUEST OF ANY BENEFICIAL OWNER OF SHARES ENTITLED TO VOTE AT THE ANNUAL MEETING OF STOCKHOLDERS, A COPY WITHOUT EXHIBITS OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE FISCAL YEAR ENDED MARCH 31, 2002. REQUESTS SHOULD BE MAILED TO THE SECRETARY, CATALINA MARKETING CORPORATION, 200 CARILLON PARKWAY, ST. PETERSBURG, FLORIDA 33716. THE ANNUAL REPORT ON FORM 10-K IS NOT SOLICITING MATERIAL AND IS NOT INCORPORATED IN THIS DOCUMENT BY REFERENCE.

By Order of the Board of Directors,

Daniel D. Granger
Chairman of the Board and
Chief Executive Officer

June 21, 2002

CATALINA MARKETING CORPORATION

ANNUAL MEETING OF STOCKHOLDERS - JULY 25, 2002
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Proxy card states the following:

The undersigned, having received the Notice of Annual Meeting of Stockholders and the Proxy Statement furnished therewith, hereby appoints Daniel D. Granger and Barry A. Brooks as Proxies, each with the power to appoint his/her substitute, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of Common Stock of Catalina Marketing Corporation (the “Company”) held of record by the undersigned on May 30, 2002, at the Annual Meeting of Stockholders to be held at the Company’s offices, 200 Carillon Parkway, St. Petersburg, FL 33716, on Thursday, July 25, 2002 and at any adjournment or postponement thereof.

(Continued, and to be marked, dated and signed, on the other side)

< Detach here from proxy voting card. <

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES LISTED BELOW AND FOR EACH OF THE PROPOSALS LISTED BELOW.

1.	Election of Class II Directors

01	Evelyn V. Follit and
02	Frederick W. Beinecke.

Withheld for the nominees you list below. (Write that  nomine’s name in the space provided below.)

FOR
☐

WITHHELD
☐
INSTRUCTION: To withhold authority to vote for an individual nominee, write the nominee’s name in the space provided:
2.
To approve an amendment to the Company’s 1999 Stock Option Plan to increase by 4,700,000 the number of shares of the Company’s Common Stock, available under the 1999 Stock Option Plan for the grant of options, and the issuance of shares upon exercise thereof.

FOR
☐
AGAINST
☐
ABSTAIN
☐
3.	Proposal to approve the adoption of the Company’s 2002 Director Stock Grant Plan.

FOR
☐
AGAINST
☐
ABSTAIN
☐
4.	Proposal to ratify and approve the selection of Ernst and Young LLP as the Company’s Independent public accountants for fiscal 2003.

FOR
☐
AGAINST
☐
ABSTAIN
☐
5.	At their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Signature                                                   Date
< Detach here from proxy voting card. <